EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

MGI PHARMA, INC. :

We consent to the incorporation by reference in the Registration Statements (Nos. 2-94654, 33-13785, 33-23098, 33-23099, 33-65026, 33-79024, 333-38453, 333-57691, 333-36658, 333-92458, 333-103970 and 333-110083) on Form S-8 and Registration Statements (Nos. 333-09681, 333-33198, 333-42140, 333-50542, 333-58930, 333-73206, 333-101745, 333-106179, 333-107752 and 333-108369) on Form S-3 of MGI PHARMA, Inc. of our reports dated February 6, 2004, with respect to the balance sheets of MGI PHARMA, Inc. as of December 31, 2002 and 2003 and the related statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2003, and the related financial statement schedule, which reports appear in the Annual Report on Form 10-K of MGI PHARMA, Inc. for the fiscal year ended December 31, 2003.

/s/KPMG LLP

Minneapolis, Minnesota

February 24, 2004